Exhibit 3.4  -  Certificate of Amended Articles


     FILED # C28542-99
        JAN 18 2002
      IN THE OFFICE OF
      /s/ Dean Heller
DEAN HELLER SECRETARY OF STATE


                     CERTIFICATE OF AMENDMENT OF THE
                        ARTICLES OF INCORPORATION
                                    OF
                              1UNPLUGGED, INC.

(Pursuant to NRS 78.385 and 78.390 -- After issuance of Stock)

     We the undersigned do hereby certify that:

     1. lUnplugged, Inc (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on November 17, 1999, file number:
#C28542-1999.

     2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE I and replacing it in its entirety with the following amendment:

     ARTICLE 1: The name of Company:

                           RealTime Cellular, Inc.

     3. This amendment to the Articles of incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

     4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 10,100,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     5. The number of shares voted for such amendments was 10,000,000 (99%) and the number voted against such amendment was 0 (0%).

     The undersigned has signed these Articles on January 18, 2002.

                                       /s/ Ed Heckerson
                                       --------------------------
                                       By: Ed Heckerson
                                       Title: President/Secretary